EXHIBIT 10.4

FIRST AMENDMENT TO PREFERRED SECURITIES GUARANTEE AGREEMENT

Between

CAPITOL BANCORP LTD.,

as Guarantor

and

MANUFACTURERS AND TRADERS TRUST COMPANY

as Successor Guarantee Trustee to Wells Fargo Bank, N.A.

TRUST PREFERRED SECURITIES DUE 2038

This First Amendment to the Preferred Securities Guarantee Agreement (“First Amendment”) is effective as of February 8, 2011, between Capitol Bancorp Ltd., a bank holding company duly organized and existing under the laws of the State of Michigan (the “Guarantor”), and Manufacturers and Traders Trust Company, a New York Banking Corporation, as Successor Guarantee Trustee (the “Guarantee Trustee”) to Wells Fargo Bank, N.A. (the “Original Guarantee Trustee”).

RECITALS

WHEREAS, the Guarantor executed and delivered the Indenture, dated as of July 7, 2008, to Wells Fargo Bank, N.A. (as predecessor to Manufacturers and Traders Trust Company), as trustee (the “Indenture”), to provide for the issuance of the Guarantor’s Debentures;

WHEREAS, pursuant to the terms of the Indenture, the Guarantor has deferred the payment of interest by extending the interest payment period of the Debentures for up to 20 consecutive quarters beginning on June 30, 2009;

WHEREAS, pursuant to the terms of the Indenture, the Guarantor is restricted from entering into certain transactions during the Extended Interest Payment Period (as defined in the Indenture);

WHEREAS, Guarantor and Original Guarantee Trustee executed the Guarantee Agreement on July 7, 2008;

WHEREAS, the Guarantee contains the same language as the Indenture concerning such restrictions;

WHEREAS, the Guarantor seeks to amend those restrictions in the Guarantee as they relate to the redemption of certain debt securities resulting from an exchange of the Guarantor’s common stock for trust preferred securities issued by a subsidiary of the Guarantor;

WHEREAS, this First Amendment has been approved by the Holders of at least a Majority in Liquidation Amount of the Preferred Securities pursuant to Section 9.2 of the Guarantee; and

WHEREAS, all things necessary to make this First Amendment a valid agreement of the Guarantor, in accordance with its terms have been performed, and the execution and delivery of this First Amendment has been duly authorized in all respects.

NOW, THEREFORE, THIS FIRST AMENDMENT WITNESSETH:

For and in consideration of the terms of this First Amendment, and for the purpose of setting forth, as provided in the Guarantee, the Guarantor covenants and agrees, with the Guarantee Trustee, as follows:

ARTICLE 1.

AMENDED SECTIONS

1.   Section 6.1 is replaced in its entirety with the following language:

“SECTION 6.1 LIMITATION OF TRANSACTIONS.
So long as any Preferred Securities remain outstanding, if there shall have occurred an Event of Default under this Preferred Securities Guarantee, an event of default under the Trust Agreement or during an Extended Interest Payment Period (as defined in the Indenture), then (a) the Guarantor shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) dividends or distributions in common stock of the Guarantor, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (ii) purchases of common stock of the Guarantor related to the rights under any of the Guarantor’s benefit plans for its directors, officers, or employees, or (iii) as a result of a reclassification of its capital stock for another class of its capital stock) and (b) the Guarantor shall not make any payment of interest or principal on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior to the Debentures (other than, with respect to (a) and (b) above, (i) as a result of any exchange or conversion of any class or series of the Company’s capital stock (or any securities issued by a subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock (or any securities issued by a subsidiary of the Company) or (ii) payments under this Preferred Securities Guarantee).”

ARTICLE 2.

MISCELLANEOUS

Section 2.1.   Ratification of Guarantee. The Guarantee, as amended by this First Amendment, is in all respects ratified and confirmed, and this First Amendment shall be deemed part of the Guarantee in the manner and to the extent herein and therein provided.

Section 2.2.    Capitalized Terms.  Capitalized terms shall have the meaning ascribed to them under the Guarantee.

Section 2.3.   Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of New York.

Section 2.4.   Severability. In case any one or more of the provisions contained in the Guarantee or this First Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Guarantee or this First Amendment, but the Guarantee and this First Amendment shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.5.   Counterparts. This First Amendment may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed, all as of the day and year first above written.

Capitol Bancorp Ltd.

By:
Name:
Title:

Manufacturers and Traders Trust Company
as Guarantee Trustee

By:
Name:
Title: